Exhibit 21.1

List of Subsidiaries

of

Fathom Digital Manufacturing Corporation

Subsidiary Name	Jurisdiction of Incorporation/Organization
Incodema Holdings LLC	Delaware
Incodema Buyer LLC	Delaware
Incodema, LLC	New York
Newchem, LLC	New York
Dahlquist Machine, LLC	Minnesota
Majestic Metals, LLC	Colorado
Precision Process LLC	Illinois
Sureshot Precision, LLC (d/b/a Micropulse West)	Arizona
Laser Manufacturing, LLC	Texas
Centex Machine and Welding LLC	Texas
MCT Group Holdings, LLC	Delaware
Midwest Composite Technologies, LLC	Wisconsin
Kemeera LLC	California
ICO Mold, LLC	Delaware
Summit Plastics, LLC	Illinois
MCT Real Estate, LLC	Delaware
Summit Tooling, LLC	Illinois
Mark Two Engineering, LLC	Florida
ICO Mold (Shenzhen), LLC	China
Fathom Manufacturing, LLC	Delaware
Fathom Guarantor, LLC	Delaware
Fathom Holdco, LLC	Delaware